Filed Pursuant to Rule 433
Dated May 30, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 30, 2007
Settlement Date (Original Issue Date):	June 4, 2007
Maturity Date:	June 4, 2014
Principal Amount:	US $750,000,000
Price to Public (Issue Price):	99.856%
Agents Commission:	0.200%
All-in Price:	99.656%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $747,420,000
Treasury Benchmark:	4.750% due May 15, 2014
Treasury Yield:	4.850%
Spread to Treasury Benchmark:	Plus 67.5 basis points
Reoffer Yield:	5.525%
Interest Rate per Annum:	5.500%
Interest Payment Dates:	Semi-Annually on June 4 and December 4 of each year, commencing December 4, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated May 30, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2Z6
ISIN:	TBD
Common Code:	TBD

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.856% of the aggregate principal amount of the Notes. Each of the Underwriters will receive a fee of 0.05% of the principal amount of the Notes, regardless of the commitment specified below.

Institution Commitment

Lead Managers:

Banc of America Securities LLC $ 329,000,000

Blaylock & Company, Inc. $ 7,000,000

Lehman Brothers Inc. $ 329,000,000

The Williams Capital Group, L.P. $ 85,000,000

Total $ 750,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated May 30, 2007
Registration Statement: No. 333-132807

Additional Information

General

At March 31, 2007, the Company had outstanding indebtedness totaling $443.274 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2007, excluding subordinated notes payable after one year, was equal to $438.374 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2002	2003	2004	2005	2006	March 31, 2007
1.43	1.77	1.87	1.70	1.64	1.48

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or you may email a request to dg.prospectus_distribution@bofasecurities.com, Blaylock & Company, Inc. at 1-212-754-4600, Lehman Brothers Inc. at 1-888-603-5847, The Williams Capital Group, L.P. at 1-212-830-4530 or Investor Communications of the Issuer at 1-203-357-3950.